EXHIBIT (9)
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                         Opinion and Consent of Counsel

                                                  FIRST AMERITAS LIFE INSURANCE
                                                  CORP. OF NEW YORK LOGO

October 10, 2000



First Ameritas Life Insurance Corp. of New York
400 Rella Blvd., Suite 304
Suffern, New York 10901-4253

Gentleman:

With reference to Pre-Effective Amendment No. 2 to the Registration Statement on Form N-4, filed by First Ameritas Life Insurance Corp. of New York and First Ameritas Variable Annuity Separate Account with the Securities and Exchange Commission covering flexible premium annuity policies, I have examined such documents and such laws as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

     1. First Ameritas Life Insurance Corp. of New York is duly organized and validly existing under the laws of the State of New York and has been duly authorized by the Insurance Department of the State of New York to issue variable annuity policies.

     2. First Ameritas Variable Annuity Separate Account is a duly authorized and existing separate account established pursuant to the provisions of Section 4240 of the Insurance Statutes of the State of New York.

     3. The flexible premium variable annuity policies, when issued as contemplated by said Form N-4 Registration Statement, will constitute legal, validly issued and binding obligations of First Ameritas Life Insurance Corp. of New York.

I hereby consent to the filing of this opinion as an exhibit to said Pre-Effective Amendment No. 2 to the Registration Statement on Form N-4.


Sincerely,

/s/ Donald R. Stading

Donald R. Stading
Secretary and General Counsel